Exhibit 10.22

Syndax Pharmaceuticals, Inc.

12481 High B1uff Drive, Suite 150

San Diego, CA 92130

March 30, 2007

Robert S. Goodenow

[Address]

Dear Bob:

On behalf of Syndax Pharmaceuticals, Inc. (the “Company”), I am pleased to extend an offer of employment to you to serve as Chief Business Officer. The principal terms of your employment are as follows:

1. In your capacity as Chief Business Officer, you will report to the Chief Executive Officer of the company. Your base compensation will be $22,916.67 per month ($275,000.00 per year). The start date of your employment will be March 30, 2007. Your annual bonus opportunity will be Twenty Percent (20%) of your annual base compensation and will be based upon achievement of milestones to be mutually agreed upon between the Chief Executive Officer and you. In addition, you will receive a one-time payment of $25,000.00 as a sign-on bonus to be paid with your April 30, 2007 paycheck.

2. Promptly following the date (the “Closing Date”) on which Syndax consummates its first financing transaction or a series of financing transactions (Series A), wherein it raises a minimum of Five Million Dollars ($5,000,000) through the sale of Preferred Stock, you will be issued an option (the “Option”) to purchase such number of shares of Common Stock as is equal to Two Percent (2%) of the Common Stock of Syndax deemed to be outstanding on a fully diluted basis as of the Closing Date, after giving effect to the consummation of the financing and the issuance of the Option, such Option subject to approval by the Board of Directors. The Option will be exercisable at a per share price equal to the fair market value of the Common Stock, as determined in good faith by the Board of Directors, on the date on which the Option is granted. The Option will be immediately exercisable in full, with the shares subject to a right of repurchase by Syndax upon termination of your employment with Syndax for any reason. The right of repurchase will lapse over a four-year period, with the right of repurchase lapsing with respect to twenty-five percent (25%) of the shares subject to the Option on the one year anniversary date of your employment with the company, and thereafter with respect to 1/36 of the balance of the shares at the end of each succeeding month. In the event of a Change of Control (as defined in Exhibit A hereto), the right of repurchase will lapse in accordance with the “Double Trigger” provision set forth in Exhibit A hereto. The Option will be evidenced by Syndax’s standard form of Stock Option Agreement. Any shares issued upon exercise of the Option will be subject to a right of first refusal in favor of Syndax and certain restrictions on transfer, which will be set forth in an [Early] Exercise Notice and Restricted Stock Purchase Agreement be entered into between you and Syndax.

3. Your employment with Syndax will be “at will,” which means that either you or Syndax may terminate your employment at any time for any reason whatsoever upon thirty (30) days’ written notice. the event that your employment is terminated by Syndax without cause, you shall be entitled to continue to be compensated by Syndax, at your then annual base salary, for a period of six (6) months. A determination as to whether or not your employment is being terminated “with cause” shall be made in good faith by the Board of Directors.

4. You will be entitled to twenty eight (28) days paid time off (PTO) each year, accruing on a monthly basis and a minimum of eight (8) holidays. Paid Time Off includes vacation days, sick days and personal days. You will be eligible for fringe benefits established by Syndax and approved by the Board of Directors. Until such, time as the medical and dental programs are available, Syndax will reimburse you for any reasonable costs (premiums only) incurred by you in maintaining your current medical and/or dental coverage.

5. Syndax will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of Syndax subject to you providing Syndax with appropriate substantiation in accordance with Syndax policy.

6. Upon commencement of your employment, you and Syndax will execute Syndax’s standard form of Patent, Copyright and Non-disclosure Agreement.

Bob, this is a very exciting opportunity to help build the company. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below and return the executed copy to me by no later than March 30, 2007.

Sincerely,
SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Lynne R. Rollins
Lynne R. Rollins
Chief Financial Officer

AGREED AND ACCEPTED to
this 30 day of March 2007:

/s/ Robert S. Goodenow
Robert S. Goodenow

September 10, 2012

Robert S. Goodenow

[Address]

Dear Bob:

As you know, Syndax Pharmaceuticals, Inc. (the “Company”) is engaged in critical business discussions and is seeking to fulfill its current obligations to, and ensure the continued employment of, key employees. Accordingly, on behalf of the Company I am writing to offer the following amendment to your Employment Agreement with the Company dated March 30, 2007 (the “Employment Agreement”), subject to the terms and conditions set forth below.

1. Notice Payment. In exchange for your execution of this Amendment to your Employment Agreement, the Company will provide you with a lump sum payment equivalent to your current base salary for a period of thirty (30) days, less applicable taxes and withholdings.

2. Amendment to Employment Agreement. Section 3 of your Employment Agreement is stricken and the following is substituted in place thereof:

Although we expect a long and successful relationship, your employment will be at will, meaning that either you or the Company can terminate your employment at any time for any reason whatsoever, with or without prior notice. For the avoidance of doubt, Syndax will have no further severance obligation to you following your separation for any reason, including without limitation any obligation to provide any advance notice or pay in lieu of notice prior to termination.

Notwithstanding the foregoing, if (a) a Change in Control (as defined below) resulting in gross proceeds to the Company of $10,000,000 or greater; or (b) a financing transaction resulting in gross proceeds to the Company of $20,000,000 or greater (each a “Transaction”) occurs during your employment and, following such Transaction, the Company either terminates your employment without Cause or you resign for Good Reason, and provided that you satisfy the Conditions, you shall receive the following severance benefits on the 60th day following your termination date:

(a)	A lump sum payment equal to the sum of five (5) months of your then- current Base Salary (less applicable payroll withholding).

If you remain employed following a Transaction (as defined above), the Company will amend your Employment Agreement to provide for the above severance terms following your termination without Cause or for Good Reason.

Syndax Pharmaceuticals, Inc., 460 Totten Pond Road, Suite 650, Waltham, MA 02451 Telephone: 781.419.1400 Fax: 781.419.1420

As used in this section:

“Cause” means (a) a substantial and repeated failure to perform your job duties, unless any such failure is corrected within thirty (30) days if such cure will fully repair any failure, following written notice by the Board or its delegate that specifically identifies the manner in which you have failed to substantially performed your duties or; (b) breach of your fiduciary duties to the Company; (c) misappropriation Company assets or fraud that is injurious to the Company; (d) your willful violation of a material Company policy; or (e) the conviction of a felony or other crime involving moral turpitude. No act, or failure to act, by you shall be “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company.

“Change of Control” means (a) the Company transfers all or substantially all of its assets, unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the; or (b) any merger, reorganization, consolidation or similar transaction, unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the transferee. For clarity, a Change of Control shall not include any sale of stock to the public or otherwise undertaken primarily for financing purposes.

“Conditions” means (a) you have returned all Company property in your possession within 10 days following your termination, and (b) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in a form acceptable to the Company (which shall include, among other terms, a mutual non-disparagement clause) and such release has become effective no later than the 30th day after your termination.

“Good Reason” means, without your express written consent, the occurrence of any of the following events: (a) a material diminution of your authority, duties or responsibilities with the Company taken as a whole; (b) a greater than 10% reduction by the Company in your Base Salary as in effect immediately prior to such reduction unless such reduction occurs in connection with an across-the-board reduction in base salaries of other similarly situated employees; (c) the requirement to establish residence in a location more than 50 miles from your current residence; and (d) the failure of the Company to obtain the assumption of this employment agreement by any successor company. You must give the Company written notice describing the Good Reason event in reasonable detail within ninety (90) days of your actual knowledge of the occurrence of the Good Reason event. The Company shall have thirty (30) days after its receipt of written notice to reasonably cure the event or condition cited in the written notice so that Good Reason will have not formally occurred as a result of the event in question until such cure period has expired. A termination of employment due to Good Reason shall occur no later than thirty (30) days after the expiration of such cure period or on notification by the Company that it does not intend to cure, whichever is earlier. For purposes of notice under this paragraph, if your authority, responsibility or duties are materially diminished incrementally over a period of time (not to exceed twelve months), the “event” shall be deemed to occur when such reduction, in the aggregate, becomes material.

3. Release of Claims. In consideration of the payment set forth in Section 1 and the promises set forth herein, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge Syndax Pharmaceuticals, Inc., its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, assigns, insurers, employees and representatives (each in their individual and corporate capacities) (the “Released Parties”) from any and all claims, charges,

Syndax Pharmaceuticals, Inc., 460 Totten Pond Road, Suite 650, Waltham, MA 02451 Telephone: 781.419.1400 Fax: 781.419.1420

complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, penalties, interest and expenses (including attorneys’ fees and costs), related to the payment of severance under your Employment Agreement.

4. Payment of Vacation/ Accord and Satisfaction. The Company has provided herewith a payment in the amount of $29,865.00, which represents payment of your accrued but unused vacation through July 31, 2012. This payment shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company to You through the date hereof and with respect to all claims, causes of action and damages that could be asserted by You against the Company regarding your vacation pay, including attorney’s fees, or other costs or sums.

You and the Company acknowledge, agree and confirm that, (i) except as specifically modified in this Amendment, the terms and conditions of your Employment Agreement, including without limitation your Confidentiality and Proprietary Inventions Agreement, shall remain in full force in effect in accordance with their terms, and (ii) this Amendment in no way affects your right to receive your unpaid 2011 bonus in the amount of $23,450.00.

If the terms of this Amendment and Release Agreement are acceptable, please sign and return the enclosed copy of this letter to me within seven (7) days. Please contact me with any questions.

Sincerely,
SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Arlene Morris
Arlene Morris
CEO

AGREED AND ACCEPTED to
this 13 day of September 2012:

/s/ Robert S. Goodenow
Robert S. Goodenow

Syndax Pharmaceuticals, Inc., 460 Totten Pond Road, Suite 650, Waltham, MA 02451 Telephone: 781.419.1400 Fax: 781.419.1420